UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ALCO STORES, INC.

(Name of Registrant as Specified In Its Charter)

MILWAUKEE PRIVATE WEALTH MANAGEMENT, INC.

VI CAPITAL FUND, LP

VI CAPITAL MANAGEMENT, LLC

DAVID W. POINTER

CHARLES M. GILLMAN

WILLIAM L. LECHTNER

JOHN M. CLIMACO

DILIP SINGH

JEFFREY GEYGAN

STANLEY B. LATACHA

MARK D. STOLPER

ROBERT J. SARLLS

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Exhibit 1

Concerned Alco Stockholders asks ALCO investors to vote for the CAS nominees to effect the critical change necessary at the Board of Directors of ALCO

NEW YORK—(BUSINESS WIRE)--Concerned ALCO Stockholders (“CAS”), a group dedicated to maximizing stockholder value and improving corporate governance at ALCO Stores, Inc. (“ALCO”; Nasdaq: ALCS), today issued the following open letter to stockholders.

Dear Fellow Stockholders:

Concerned ALCO Stockholders (“CAS”) would like to direct ALCO Stores, Inc. (“ALCO”) investors to our most recent SEC filing (here) which includes a detailed PowerPoint slide presentation which provides clear and ample evidence of the unsatisfactory financial and operating performance of ALCO, our plans to improve the governance and operations of the business. The presentation also includes details with respect to the CAS nominees and their respective track records, through corporate turnarounds and enhancing retail operations, in generating substantial stockholder and enterprise value.

We are asking ALCO investors to vote for the CAS nominees to effect the critical change necessary at the Board of Directors of ALCO.

CAS would also direct ALCO investors to our recent June 30th press release “Concerned ALCO Stockholders Respond to ALCO Threatened Litigation” (here). ALCO’s incumbent Board of Directors has indicated that it is considering filing legal action against CAS on the false premise that CAS’s group extends beyond its members as detailed in our Schedule 13D filing. The incumbent Board is also openly considering exercising the Rights Agreement on this false premise, using a de facto “poison pill” to attempt to thwart ALCO investors from having a clear, distinct and fair opportunity to determine the future governance of ALCO. CAS consists of highly knowledgeable professionals and investors who have no incentive to trigger the Rights Agreement.

CAS firmly believes that the incumbent Board is employing stall tactics and expensive legal distractions to both take attention away from ALCO’s poor share and operating performance, and to keep their current board positions at the expense of the stockholders. CAS looks forward to all ALCO stockholders casting their vote at the Annual Meeting and final tabulation and certification of the ongoing proxy process.

CAS would also like to direct ALCO investors to its own definitive 14A proxy statement, where for ALCO’s 2014 fiscal year Chairman of the Board Royce Winsten received compensation valued in excess of $750,000 while the Company posted a net loss of $26.4 million.

In addition to better governance of senior management and the oversight of the implementation of needed operating improvements, CAS will not permit this egregious level of Board compensation to continue.

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We urge all ALCO investors to vote for the CAS slate of nominees to stop the poor governance and wanton spending of stockholders’ resources on frivolous legal maneuvers by the incumbent Board.

Sincerely,

David W. Pointer, on behalf of CAS

Contacts

InvestorCom, Inc.

John Grau, 203-972-930

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